Exhibit 99

T. ROWE PRICE GROUP REPORTS STRONG THIRD QUARTER 2003 RESULTS

Assets Under Management at Highest Level in Three Years

BALTIMORE (October 24, 2003) — T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported 2003 third quarter net revenues of $258 million, net income of $66.3 million, and diluted earnings per share of $.51. For the comparable 2002 quarter, the firm had net revenues of nearly $222 million, net income of $43.2 million, and diluted earnings per share of $.34. Assets under management increased to $168.9 billion at September 30, 2003, up from $161.2 billion at the beginning of the third quarter this year and the highest period-end level since September 30, 2000 when assets under management were $179.6 billion.

For the first nine months of 2003, the firm’s net revenues were up more than $10 million from nearly $704 million for the same period last year to $714.4 million. Net income was $158.8 million versus $148.1 million for the first nine months of 2002 and diluted earnings per share were $1.25 versus $1.15 in the 2002 period. Operating expenses increased $3.8 million to nearly $460 million for the first nine months of 2003 compared to almost $456 million during the same period last year.

Assets under management increased $7.8 billion during the third quarter as a result of market appreciation of $5.1 billion and net cash inflows of more than $2.6 billion. The T. Rowe Price mutual funds had about $1.6 billion of net cash inflows. Stock funds had net investor subscriptions of $1.8 billion while bond and money market funds experienced net cash outflows of $.2 billion. An additional $1.1 billion in net cash subscriptions was added to other sponsored portfolios.

George A. Roche, the company’s chairman and president, commented: “As the market has returned to levels not seen in over a year, we continue to benefit from the performance of our managed investment portfolios. Following their strong relative performance during the bear market, the T. Rowe Price funds have continued to perform well relative to their peers in the current environment, with 60% of our rated retail funds garnering an overall rating of four or five stars from Morningstar as of September 30, 2003. In addition, at least 77% of our funds and their share classes surpassed their Lipper averages on a total return basis for the one-, three-, five-, and ten-year periods ended September 30, 2003. We are encouraged by signs that individual investors continue to commit substantial assets to the equity markets, and illustrative of the firm’s diversification, the third quarter results were supported by inflows across our multiple distribution channels.

“It is also important to note that mutual fund flows were generally consistent throughout the quarter, including in September following the investigation of mutual fund trading practices made by the New York State Attorney General. As a global investment management firm with a significant presence in the U.S. mutual fund industry, we recognize the potential impact that these issues have on the trust that investors place in us. We condemn the actions described by the New York Attorney General.”

Advisory revenues are up $36.6 million versus the 2002 quarter due primarily to increased assets under management. Average mutual fund assets under management were $103.4 billion this quarter compared to $86.6 billion in the third quarter last year. Market appreciation and income increased mutual fund assets $3.0 billion and net investor inflows added almost $1.6 billion during the quarter to increase fund assets from $100.1 billion at the beginning of the quarter to $104.7 billion at September 30, 2003. The Equity Income and Mid-Cap Growth funds had strong net cash inflows during the 2003 quarter as investors added $.9 billion to these two funds. Additionally, our other managed investment portfolios increased from nearly $61.1 billion at the beginning of the quarter to more than $64.2 billion at September 30, 2003. Market appreciation and income of $2.1 billion and net investor inflows of $1.1 billion drove this increase. New institutional clients investing in U.S. domestic investment portfolios and additional flows from our third-party distribution network into subadvised funds were the primary contributors of net inflows this quarter.

Operating expenses increased $4.1 million from the previous year’s quarter to $152.7 million. Increases in compensation and related costs were partially offset by decreased spending in almost all of the other operating expense categories. While the firm held back its advertising and promotion spending in the third quarter, continued strengthening in the financial markets and growing investor interest, coupled with the fourth quarter seasonal aspect of ad spending, will lead the firm to increase its spending in the fourth quarter. “We expect our advertising and promotion expenditures in the fourth quarter of 2003 may be up to double that of the third quarter 2003,” said Mr. Roche.

Net operating income increased $32.6 million to $105.5 million for the third quarter of 2003. Net non-operating results from investment income net of debt expenses rose from a loss of $2.6 million in the third quarter of 2002 to a gain of nearly $.3 million in the third quarter 2003. Third quarter 2003 results were tempered by a $.9 million loss from exchange rate fluctuations on the company’s yen debt.

“Our corporate earnings and cash flow remain very strong and give us substantial financial flexibility,” Mr. Roche added. “We have repaid nearly $44 million of debt this year and expect to retire our remaining yen-denominated bank borrowing of $13 million in November 2003.”

In closing, Mr. Roche said: “Generally favorable corporate earnings, improving economic trends, and assurances from the Federal Reserve that short-term interest rates can remain low ‘for a considerable period’ contributed to the stock market’s continued resurgence in the third quarter. We believe the remainder of the year should remain favorable for the financial markets and for the company. Sustained and steady economic growth, continued recovery in corporate earnings, attractive valuations in many sectors, and the favorable interest rate and inflation environment should continue to offer prudent long-term investors a more welcoming environment moving forward.”

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 2 of the company’s Form 10-Q Quarterly Report for the period ended June 30, 2003. The Form 10-Q report for the period ended September 30, 2003 is expected to be filed by October 31, 2003 with the U.S. Securities and Exchange Commission and will include more complete information on the company’s interim financial results.

Unaudited Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)

	Three months ended		Nine months ended
	September 30		September 30

	2003	2002	2003	2002

Revenues
Investment advisory fees	$205,176	$168,622	$553,461	$546,873
Administrative fees and other income	52,947	52,725	160,525	156,481
Investment income of savings bank subsidiary	977	989	2,908	2,042

Total revenues	259,100	222,336	716,894	705,396
Interest expense on savings bank deposits	832	760	2,446	1,532

Net revenues	258,268	221,576	714,448	703,864

Operating expenses
Compensation and related costs	97,441	88,620	283,931	273,700
Advertising and promotion	9,885	10,766	38,622	42,113
Depreciation and amortization of property and equipment	11,287	12,712	34,843	38,454
Occupancy and facility costs	15,285	15,154	46,791	46,000
Other operating expenses	18,840	21,377	55,471	55,566

	152,738	148,629	459,658	455,833

Net operating income	105,530	72,947	254,790	248,031

Other investment income (loss)	588	(2,040)	791	(6,828)
Other interest expense	332	577	1,312	2,075

Net non-operating income (loss)	256	(2,617)	(521)	(8,903)

Income before income taxes and minority interests	105,786	70,330	254,269	239,128
Provision for income taxes	39,495	27,120	95,429	91,040

Net income	$66,291	$43,210	$158,840	$148,088

Earnings per share
Basic	$0.53	$0.35	$1.29	$1.20

Diluted	$0.51	$0.34	$1.25	$1.15

Dividends declared per share	$0.17	$0.16	$0.51	$0.48

Weighted average shares outstanding	124,013	122,396	122,993	123,017

Weighted average shares outstanding assuming dilution	130,072	126,051	127,495	128,291

Investment Advisory Fees (in thousands)

Sponsored U.S. mutual funds
Stock	$115,871	$94,674	$306,255	$318,595
Bond and money market	31,430	27,758	91,763	78,824

	147,301	122,432	398,018	397,419
Other portfolios	57,875	46,190	155,443	149,454

Total investment advisory fees	$205,176	$168,622	$553,461	$546,873

Condensed Consolidated Cash Flows Information (in thousands)

	9/30/2003	9/30/2002

Cash provided by operating activities, including changes in receivables and payables	$236,023	$255,970
Cash used in investing activities, including $21,631 for additions to property and equipment in 2003	(29,218)	(84,681)
Cash used in financing activities, including debt repayments of $43,531 and share repurchases of $19,962 in 2003	(91,717)	(127,614)

Net increase in cash during the period	$115,088	$43,675

Assets under management (in billions)

	Q3 2003 Avg	Q3 2002 Avg	9/30/2003	9/30/2002

Sponsored U.S. mutual funds
Stock	$75.1	$61.2	$76.0	$56.0
Bond and money market	28.3	25.4	28.7	26.0

Total	103.4	86.6	104.7	82.0
Other portfolios	63.0	52.6	64.2	49.6

	$166.4	$139.2	$168.9	$131.6

Equity securities			$115.9	$85.7
Debt securities			53.0	45.9

			$168.9	$131.6

Condensed Consolidated Balance Sheet Information (in thousands)

	9/30/2003	12/31/2002

Cash and cash equivalents	$226,506	$111,418
Accounts receivable	114,648	96,787
Investments in sponsored mutual funds	139,020	123,172
Debt securities held by savings bank subsidiary	104,875	92,908
Property and equipment	202,057	215,590
Goodwill	665,692	665,692
Other assets	59,641	64,866

Total assets	1,512,439	1,370,433
Total liabilities, including debt of $12,996 in 2003	247,304	236,593

Stockholders’ equity, 124,417,641 common shares outstanding in 2003, including net unrealized holding gains of $20,403 in 2003	$1,265,135	$1,133,840